Exhibit 99.5

中国北京建国门外大街1号国贸写字楼2座12-14层100004

12-14th Floor, China World Office 2, No. 1 Jianguomenwai Avenue, Beijing 100004, China

电话 Tel: +86 10 6563 7181 传真 Fax: +86 10 6569 3838

电邮 Email: beijing@tongshang.com 网址 Web: www.tongshang.com

March 2, 2023

Majestic Ideal Holdings Ltd.

22/F, China United Plaza

1002-1008, Tai Nan West Street

Cheung Sha Wan, Kowloon, Hong Kong

Dear Mesdames/Sirs,

1.	We are lawyers qualified in the Mainland of People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section 3).

2.	We act as the PRC counsel to Majestic Ideal Holdings Ltd. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) by the Company of Ordinary Shares (the “Shares”), par value of US$0.0001 per share, of the Company, in accordance with the Company’s registration statement on Form F- 1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, and (b) the Company’s proposed listing of the Shares on the Nasdaq Capital Market (the “Nasdaq”).

3.	The following terms as used in this legal opinion (this “Opinion”) are defined as follows:

“PRC Laws”

means any and all officially published laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“M&A Rules”	means the Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, adopted by six PRC regulatory agencies in 2006 and amended in 2009.
“Measures for Cybersecurity Review”

means the Cybersecurity Review Measure jointly promulgated by the Cyberspace Administration of China (the “CAC”), together with other authorities on December 28, 2021, which became effective on February 15, 2022.

“Personal Information Protection Law”	means the Personal Information Protection Law promulgated by the Standing Committee of the National People’s Congress on August 20, 2021, which became effective on November 1, 2021.
“Article 4 of Personal Information Protection Law”

means Article 4 of the Personal Information Protection Law, which stipulates as follows:

Personal information refers to all kinds of identified or identifiable information related to natural persons that are electronically or otherwise recorded, excluding the information that has been anonymized.

The processing of personal information includes the collection, storage, use, processing, transmission, provision, disclosure and deletion, etc. of personal information.

“PRC Authorities”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC.
“PRC Subsidiary”	refers to New Brand Cashmere Products Co., Ltd, the subsidiary of the Company incorporated in the PRC.
“Prospectus”	mean the prospectus, including all amendments or supplements thereto, that form parts of the Registration Statement.
4.	We have examined the originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Company, the PRC Subsidiary and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, the certificates issued by the PRC Authorities and officers of the Company (collectively, the “Documents”). In reviewing the Documents and for the purpose of this opinion, we have assumed:

(1)	the genuineness of all the signatures, seals and chops;

(2)	the authenticity of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(3)	the truthfulness, accuracy, completeness and fairness of all factual statements contained in the Documents;

(4)	that the Documents have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(5)	that all information (including factual statements) provided to us by the Company and the PRC Subsidiary in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company and the PRC Subsidiary have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(6)	that all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(7)	that all parties have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

(8)	that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means;

(9)	that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws; and

(10)	that this opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

5.	Based upon the foregoing and subject to the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(1)	The M&A Rules requires an overseas special purpose vehicle formed for offering purposes through acquisitions of PRC domestic companies and controlled by PRC persons or entities to obtain the approval of the China Securities Regulatory Commission (“CSRC”) prior to the offering and trading of such special purpose vehicle’s securities on an overseas stock exchange. Based on our understanding of the current PRC laws and regulations, the Company will not be required to submit an application to the CSRC for the approval of the offering and trading of the Shares because (i) the PRC Subsidiary was not established through a merger or requisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rules, (ii) although the PRC Subsidiary is a PRC entity, it has been controlled by a non-PRC person since its incorporation, and (iii) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like the Offering under the Prospectus is subject to this regulation. However, uncertainties still exist as to how the M&A Rules will be interpreted or implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

(2)	On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which will become effective on March 31, 2023. Under the Trial Measures, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing yet need to make filings for subsequent offerings in accordance with the Trial Measures. The companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing may arrange for the filing within a reasonable time period and should complete the filing procedure before such companies’ overseas issuance and listing.

In view of the above and based on our understanding of the current PRC Laws, the Offering will be identified as an indirect overseas issuance and listing of the PRC Subsidiary by CSRC, the PRC Subsidiary shall fulfill the filing procedure with the CSRC as per requirement of the Trial Measures.

(3)	Given that (i) the Measures for Cybersecurity Review provides that network platform operators and operators of critical information infrastructure shall subject to cybersecurity review under certain circumstances; (ii) the Article 4 of Personal Information Protection Law clearly defines personal information; To the best of our knowledge after due inquiry and as confirmed by the Company, during 2020, 2021 and as of the date of this Opinion, (i) neither the Company nor its PRC Subsidiary operates any network platform or provides any network service for individual users, (ii) all the customers and suppliers of the PRC Subsidiary are enterprises, (iii) neither the Company nor its PRC Subsidiary possesses a large amount of personal information in their business operations, (iv) neither the Company nor its PRC Subsidiary is recognized as an “operator of critical information infrastructure” by any authentic authority; (v) neither the Company nor its PRC Subsidiary has been involved in any investigations initiated by the CAC, or received any inquiry, notice, warning, or sanction in such respect.

In view of the above and based on our understanding of the current PRC Laws, neither the Company nor its PRC Subsidiary is required to obtain permission from the CAC, to conduct its operations and the Offering (including offering securities to foreign investors). However, since the Measures for Cybersecurity Review was recently adopted, and there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to current and future PRC Laws, overseas securities offerings and other capital markets activities, and there can be no assurance that the PRC Authorities will take a view that is not contrary to or otherwise different from our opinion stated above.

(4)	To the best of our knowledge after due and reasonable inquiry, the statements in the Prospectus under the captions “Prospectus Summary,” “Risk Factors,” “Enforceability of Civil Liabilities,” “Our Business,” “Regulation,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Matters” and elsewhere insofar, to the extent that such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true, accurate and correct in all material respects, and fairly present or fairly summarize in all material respects the PRC legal and regulatory matters, documents, agreements or proceedings referred to therein; and such statements do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

6.	This Opinion is subject to the following qualifications:

(1)	We are not qualified to issue legal opinion on the matters relating to the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

(2)	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(3)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

(4)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is given for the benefit of the addressee hereof, and without our express prior written consent, may not be relied upon by any person or entity other than the addressee. This Opinion is rendered to you for the purpose hereof only and shall not be issued, quoted or disclosed nor shall a copy be given to any person (apart from SEC) for any other purpose without our express prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Prospectus Summary,” “Risk Factors”, “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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Yours sincerely,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices